Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-263894

Dated April 20, 2022

Term Sheet

$400,000,000 4.055% Fixed Rate/Floating Rate Senior Notes due 2028

$600,000,000 4.337% Fixed Rate/Floating Rate Senior Notes due 2033

This pricing term sheet supplements the preliminary prospectus supplement of Fifth Third Bancorp dated April 20, 2022 relating to the prospectus of Fifth Third Bancorp dated March 28, 2022.

Issuer:	Fifth Third Bancorp (the “Issuer”)

Securities:

4.055% Fixed Rate/Floating Rate Senior Notes due 2028 (the “Senior Notes due 2028”)

4.337% Fixed Rate/Floating Rate Senior Notes due 2033 (the “Senior Notes due 2033” and, together with the Senior Notes due 2028, the “Notes”)

Expected Ratings*:	Baa1 (Moody’s) / BBB+ (S&P) / A- (Fitch) (stable by all)

Currency:	USD

Size:	$400,000,000 for the Senior Notes due 2028 $600,000,000 for the Senior Notes due 2033

Securities Type:	SEC Registered Senior Notes

Trade Date:	April 20, 2022

Settlement Date**:	April 25, 2022 (T+3)

Maturity Date:	April 25, 2028 for the Senior Notes due 2028 (the “2028 Maturity Date”) April 25, 2033 for the Senior Notes due 2033 (the “2033 Maturity Date”)

Fixed Rate Period:	From, and including, April 25, 2022 to, but excluding, April 25, 2027 for the Senior Notes due 2028 From, and including, April 25, 2022 to, but excluding, April 25, 2032 for the Senior Notes due 2033

Floating Rate Period:

From, and including, April 25, 2027 to, but excluding, the 2028 Maturity Date for the Senior Notes due 2028

From, and including, April 25, 2032 to, but excluding, the 2033 Maturity Date for the Senior Notes due 2033

Coupon:

Senior Notes due 2028:

Fixed Rate Period: 4.055% per annum

Floating Rate Period: Compounded SOFR, determined as set forth under “Description of the Notes—Floating rate period for 2028 notes” in the preliminary prospectus supplement dated April 20, 2022, plus 1.355%

Senior Notes due 2033:

Fixed Rate Period: 4.337% per annum

Floating Rate Period: Compounded SOFR, determined as set forth under “Description of the Notes—Floating rate period for 2033 notes” in the preliminary prospectus supplement dated April 20, 2022, plus 1.660%

Payment Frequency:	Fixed Rate Period: Semi-Annually Floating Rate Period: Quarterly

Interest Payment Dates:

Senior Notes due 2028:

Fixed Rate Period: Every April 25 and October 25, commencing on October 25, 2022 and ending on April 25, 2027

Floating Rate Period: July 25, 2027, October 25, 2027, January 25, 2028 and the 2028 Maturity Date

Senior Notes due 2033:

Fixed Rate Period: Every April 25 and October 25, commencing on October 25, 2022 and ending on April 25, 2032

Floating Rate Period: July 25, 2032, October 25, 2032, January 25, 2033 and the 2033 Maturity Date

Day Count Convention:	Fixed Rate Period: 30/360 Floating Rate Period: Actual/360

Optional Redemption:

Senior Notes due 2028:

The Senior Notes due 2028 will be redeemable in whole, but not in part, by the Issuer on April 25, 2027, the date that is one year prior to the 2028 Maturity Date, at a redemption price equal to 100% of the principal amount of the Senior Notes due 2028, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

In addition, the Senior Notes due 2028 will be redeemable, in whole or in part, by the Issuer on or after the 30th day prior to the 2028 Maturity Date at a redemption price equal to 100% of the principal amount of the Senior Notes due 2028 being redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

Senior Notes due 2033:

The Senior Notes due 2033 will be redeemable in whole, but not in part, by the Issuer on April 25, 2032, the date that is one year prior to the 2033 Maturity Date, at a redemption price equal to 100% of the principal amount of the Senior Notes due 2033, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

In addition, the Senior Notes due 2033 will be redeemable, in whole or in part, by the Issuer on or after the 90th day prior to the 2033 Maturity Date at a redemption price equal to 100% of the principal amount of the Senior Notes due 2033 being redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

Benchmark Treasury:	2.500% US Treasury due March 31, 2027 for the Senior Notes due 2028 1.875% US Treasury due February 15, 2032 for the Senior Notes due 2033

Benchmark Treasury Spot and Yield:	98-09; 2.875% for the Senior Notes due 2028 91-20+; 2.857% for the Senior Notes due 2033

Spread to Benchmark Treasury:	+118 bps for the Senior Notes due 2028 +148 bps for the Senior Notes due 2033

Yield to Maturity:	4.055% for the Senior Notes due 2028 4.337% for the Senior Notes due 2033

Price to Public:	100.000% for the Senior Notes due 2028 100.000% for the Senior Notes due 2033

Proceeds (Before Expenses) to Issuer:	$398,600,000 for the Senior Notes due 2028 $597,300,000 for the Senior Notes due 2033

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP/ISIN:	316773 DE7 / US316773DE71 for the Senior Notes due 2028 316773 DF4 / US316773DF47 for the Senior Notes due 2033

Joint Book-Running Managers:	Goldman Sachs & Co. LLC Fifth Third Securities, Inc. Morgan Stanley & Co. LLC RBC Capital Markets, LLC

Co-Manager:	Academy Securities, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**

It is expected that delivery of the Notes will be made against payment thereof on or about April 25, 2022, which is the third business day following the date hereof (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the second business day before delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, Fifth Third Securities, Inc. toll-free at 1-866-531-5353, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 and RBC Capital Markets, LLC toll-free at 1-866-375-6829.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.

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